                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                         For Additional Information
                                              Contact: Jim McDonald
                                              Vice President  & CFO
                                              (740) 753-1951

                    ROCKY SHOES & BOOTS, INC. REPORTS RECORD
                      SECOND QUARTER NET SALES AND EARNINGS

NELSONVILLE, Ohio (July 27, 2004) Rocky Shoes & Boots, Inc. (NASDAQ: RCKY) today reported record second quarter net sales and earnings for the three months ended June 30, 2004. This marks the eighth consecutive quarter that the Company's earnings per diluted share increased compared to the same period of the prior year.

Net income rose 32.1% to $1.4 million for the second quarter of 2004 from $1.1 million in the second quarter of 2003. Net income per diluted share increased 16.0% to $0.29 for the second quarter of 2004 from $0.25 a year ago.

Mike Brooks, Chairman and Chief Executive Officer, stated, "We are pleased with our record second quarter results. They reflect benefits from targeted growth initiatives as well as a positive contribution from the sale of boots for delivery to the U.S. military. ROCKY(R) Work apparel, launched earlier this year as part of our head-to-toe strategy, as well as our GATES(R) products had strong shipments during the quarter. Our strategy includes the introduction of additional footwear, apparel and accessories which leverage the strengths of both brands. We are on target to achieve our business goals for this year and remain focused on profitable growth opportunities."

Second Quarter 2004
-------------------

Net sales increased 25.5% to $27.4 million for the second quarter of 2004 from $21.9 million a year ago. This $5.6 million sales gain was attributable to a 13% increase in branded sales, led by GATES(R) products and ROCKY(R) apparel, coupled with sales of boots for delivery to the U.S. military.

Gross profit rose 15.5% to $7.8 million for the second quarter of 2004 from $6.7 million a year ago. Gross profit margin declined to 28.3% for the second quarter versus 30.8% a year ago due to shipments of boots for delivery to the U.S. military and related start-up costs for these boots in 2004 compared to none for the same period last year.

Selling, general and administrative ("SG&A") expenses declined to 19.7% of net sales for the second quarter of 2004 from 22.6% in 2003. This was primarily due to nominal SG&A expenses related to sales of boots for delivery to the U.S. military.

Operating profit rose to 8.7% of net sales for the second quarter of 2004 from 8.2% a year ago.


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
Six Month Results
-----------------

Net sales for the six months ended June 30, 2004 increased 38.5% to $49.3 million from $35.6 million for the same period last year. Gross profit was 27.2% for the first half of 2004 versus 28.6% last year. SG&A expenses declined to 21.7% of net sales for the first six months of 2004 from 25.8% last year. Income from operations rose to 5.4% of net sales for the first six months of 2004 from 2.8% the prior year. Net income per diluted share was $0.31 for the first half of 2004 compared to $0.11 in 2003.

Funded Debt
-----------

The Company's funded debt was $22.0 million at June 30, 2004 or $3.7 million below funded debt on the same date last year. Borrowing requirements are generally higher during the months of May through October annually for increased inventory to support the Company's higher sales during this period. At December 31, 2003, funded debt was $18.0 million.

Inventory
---------

At June 30, 2004, inventory was $38.6 million compared to $38.3 million on the same date last year and $38.1 million at December 31, 2003. Inventory is adequate to support sales of ROCKY(R) and GATES(R) products, including recent line extensions of footwear, apparel and accessories. At December 31, 2004, inventory is expected to be lower than on the same date last year.

Outlook
-------

The Company is maintaining its previous guidance regarding net sales and earnings per share for the year 2004. Net sales are anticipated to be approximately $133 million for the year 2004, which is $27 million above net sales for the year 2003. This sales growth is attributable to solid increases in branded products, footwear, apparel and accessories, and shipment of boots for delivery to the U.S. military.

If the Company achieves net sales of at least $133 million for the year 2004, then net income is expected to be approximately $1.75 per diluted share for the year. The Company cautions investors that the net sales and earnings outlook for the year ended December 31, 2004 is based on current market conditions and management's expectations. If net sales do not reach $133 million, then actual earnings may be less than this guidance.

About Rocky Shoes & Boots, Inc.
-------------------------------

Rocky Shoes & Boots, Inc. designs, develops, manufactures and markets premium quality rugged outdoor, occupational, work and casual footwear, as well as branded clothing and accessories. The Company's footwear, clothing and accessories are marketed through several distribution channels, primarily under the registered trademarks, ROCKY and GATES.



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


The Company is conducting a conference call at 10 a.m. Eastern Time on Tuesday, July 27, 2004 to discuss the second quarter 2004 financial results and business trends. Persons interested in listening to the call can access it through www.rockyboots.com and clicking on the button "Second Quarter 2004 Conference Call".

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding the Company's strategy that includes the introduction of additional footwear, apparel and accessories which leverage the strengths of both brands, and the Company is on target to achieve its business goals for this year (paragraph 3), borrowing requirements are generally higher during the months of May through October annually for increased inventory to support the Company's sales growth (paragraph 9), inventory at December 31, 2004 is expected to be below the December 31, 2003 level (paragraph 10), anticipated net sales for 2004 (paragraph 11), and anticipated net income per diluted share for 2004 (paragraph 12). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the risks that sales plans will not be met, that present orders may be cancelled or delayed, that the general economy or consumer spending habits will depress the market for the Company's products, that there may be disruption in the shipment of products from overseas to the Company, that the weather in 2004 is drier and warmer than normal, and all of the other various risks inherent in the Company's business as set forth in periodic reports filed with the Securities and Exchange Commission, including, the Company's annual report on Form 10-K for the year ended December 31, 2003. One or more of these factors have affected historical results, and could in the future affect the Company's businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.





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


                   ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                     THREE MONTHS ENDED              SIX MONTHS ENDED
                                                           JUNE 30,                       JUNE 30,
                                                     2004           2003           2004              2003
                                                     ----           ----           ----              ----

NET SALES                                       $ 27,433,987    $ 21,863,148    $ 49,316,076    $ 35,618,089

COST OF GOODS SOLD                                19,657,778      15,128,164      35,921,263      25,417,577
                                                ------------    ------------    ------------    ------------

GROSS MARGIN                                       7,776,209       6,734,984      13,394,813      10,200,512


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES       5,396,376       4,944,319      10,724,067       9,194,925
                                                ------------    ------------    ------------    ------------

INCOME FROM OPERATIONS                             2,379,833       1,790,665       2,670,746       1,005,587


OTHER INCOME AND (EXPENSES):
         Interest expense                           (274,868)       (313,438)       (533,441)       (509,618)
         Other - net                                  24,182          88,230          98,388         180,103
                                                ------------    ------------    ------------    ------------
                  Total other - net                 (250,686)       (225,208)       (435,053)       (329,515)
                                                ------------    ------------    ------------    ------------

INCOME BEFORE INCOME TAX                           2,129,147       1,565,457       2,235,693         676,072

INCOME TAX                                           681,325         469,638         715,420         202,822
                                                ------------    ------------    ------------    ------------

NET INCOME                                      $  1,447,822    $  1,095,819    $  1,520,273    $    473,250
                                                ============    ============    ============    ============

NET INCOME PER SHARE
         Basic                                  $       0.32    $       0.27    $        .34    $       0.11
         Diluted                                $       0.29    $       0.25    $        .31    $       0.11

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
         Basic                                     4,557,954       4,067,353       4,492,989       4,214,417
                                                ============    ============    ============    ============
         Diluted                                   5,003,936       4,361,037       4,949,805       4,424,355
                                                ============    ============    ============    ============





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


                   ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                           JUNE 30, 2004  DECEMBER 31, 2003  JUNE 30, 2003
                                           -------------  -----------------  -------------

ASSETS

CURRENT ASSETS:
     Cash and cash equivalents               $    492,408    $  2,159,050    $  1,450,044
     Trade receivables - net                   27,422,370      19,532,287      21,356,964
     Other receivables                            863,709         830,131       1,062,552
     Inventories                               38,641,868      38,068,187      38,332,365
     Deferred income taxes                        959,810         959,810         578,951
     Prepaid expenses                           1,105,070       1,045,238       1,706,029
                                             ------------    ------------    ------------
         Total current assets                $ 69,485,235    $ 62,594,703    $ 64,486,905

FIXED ASSETS - net                             19,055,324      17,610,238      18,270,014

DEFERRED PENSION ASSET                          1,499,524       1,499,524       1,651,222

DEFERRED INCOME TAXES                                   0               0         153,495

OTHER ASSETS                                    4,672,682       4,470,371       3,208,827
                                             ------------    ------------    ------------

TOTAL ASSETS                                 $ 94,712,765    $ 86,174,836    $ 87,770,463
                                             ============    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
     Accounts payable                        $  6,829,747    $  2,810,161    $  7,637,974
     Current maturities - long-term debt          518,226         503,934         490,218
     Accrued taxes - other                        491,828         589,874         471,780
     Accrued salaries and wages                   988,107       1,885,896         904,834
     Accrued plant closing costs                   63,228         195,500         210,000
     Accrued income taxes                          45,064       1,929,808               0
     Accrued other                                636,076         469,492         753,743
                                             ------------    ------------    ------------
         Total current liabilities              9,572,276       8,384,665      10,468,549

LONG TERM DEBT - less current maturities       21,493,872      17,514,994      25,228,589

DEFERRED LIABILITIES                            2,225,067       1,890,500       1,842,769
                                             ------------    ------------    ------------

TOTAL LIABILITIES                              33,291,215      27,790,159      37,539,907

SHAREHOLDERS' EQUITY:
     Common stock, no par value                36,396,799      34,880,199      32,653,420
     Accumulated other comprehensive loss      (1,950,400)     (1,950,400)     (2,311,749)
     Retained earnings                         26,975,151      25,454,878      19,888,885
                                             ------------    ------------    ------------

         Total shareholders' equity            61,421,550      58,384,677      50,230,556
                                             ------------    ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 94,712,765    $ 86,174,836    $ 87,770,463
                                             ============    ============    ============


                                       ###